As filed with the Securities and Exchange Commission on September 11, 2013
Registration No. 333-140543
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________________
Multiband Corporation
(Exact name of registrant as specified in its charter)
Minnesota	41-1255001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
5605 Green Circle Drive Minnetonka, Minnesota 55343 (763) 504-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
James L. Mandel President and Chief Executive Officer Multiband Corporation 5605 Green Circle Drive Minnetonka, Minnesota 55343 (763) 504-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to: Steven M. Bell, Esq. Chief Financial Officer Multiband Corporation 5605 Green Circle Drive Minnetonka, Minnesota 55343 Telephone: (763) 504-3000 Facsimile: (763) 504-3141

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-140543) filed by Multiband Corporation, a Minnesota corporation (f/k/a Vicom, Incorporated) (the “Company”), with the Securities and Exchange Commission on February 9, 2007 (the “Registration Statement”). Pursuant to the Registration Statement, the Company registered 10,914,288 shares of the Company’s common stock, no par value per share (“No Par Common Stock”).

On August 30, 2013, pursuant to the Agreement and Plan of Merger dated as of May 21, 2013, by and among the Company, Goodman Networks Incorporated, a Texas corporation (“Parent”) and Manatee Merger Sub Corporation, a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement as of the date hereof. Accordingly, pursuant to the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, all of the shares of No Par Common Stock which were registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minnetonka, State of Minnesota, on September 11, 2013.

MULTIBAND CORPORATION

By:	/s/ James L. Mandel
Name:	James L. Mandel
Title:	President and Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.